Exhibit 4A

DEED OF TRUST

that was prepared and signed in Tel Aviv
on the 6th day of the month of April, in the year 2008

BETWEEN:	Ampal-American Israel Corporation
of 111 Arlozorov Street, Tel Aviv
Tel.: 03-6080100
Fax: 03-6080101
(hereinafter: the "Company")

of the first part;

AND:	Clal Financial Trusts 2007 Ltd.
of 37 Menachem Begin Street, Tel Aviv
Tel.: 03-6274848
Fax: 03-6274849
(hereinafter: the "Trustee")

of the second part;

WHEREAS	The Company’s board of directors, on April 6, 2008, decided to raise capital through an issue of the Company’s debentures (Series B) which is according to the terms of Company’s prospectus that will be published during the month of April, 2008 (the “Prospectus”); and

WHEREAS	Within the scope of said Prospectus, the Company shall issue a series of debentures (Series B) as stipulated in clause 2 of this Deed of Trust; and

WHEREAS	The Trustee is a company registered in Israel and limited by shares that was incorporated in Israel according to the Companies Law 5759 – 1999 whose main occupation is the management of businesses and enterprises in trust as well as other activities that are usually undertaken by a trust company; and

WHEREAS	The Trustee has declared that there is nothing, either by way of the Securities Law, 5728-1968, or any other law, preventing his engagement with the Company under this Deed of Trust and that he complies with the requirements and the terms of fitness as set by law to serve as a trustee for the issue of (Series B) Debentures, the subject of this Deed of Trust; and

WHEREAS	The Company has approached the Trustee with a request to serve as a trustee for holding said (Series B) Debentures and the Trustee has agreed to this, all of which is subject to and in accordance with the terms of this Deed of Trust; and

WHEREAS	The Company declares that there is nothing preventing it, by any law and/or agreement, from executing a public issue of (Series B) Debentures and/or to enter into an engagement with the Trustee under this Deed of Trust, apart from receiving the approval of the Tel Aviv Stock Exchange Ltd. which has not yet been received as of the date of signing this Deed of Trust;

Therefore, it has been declared and stipulated between the parties as follows:

1.	Preamble, interpretation and definitions

1.1	The preamble to this Deed of Trust and the appendices appended thereto constitutes an inseparable and essential part thereof.

1.2	The division of this Deed of Trust into clauses and also the providing of headings to clauses was undertaken for purposes of convenience and for finding one’s place only, and no use may be made thereof for purposes of interpretation.

1.3	Everything contained in this Deed in the plural also means the singular and vice versa; everything stated in the masculine gender also means the feminine and vice versa; and anything referring to a person also means a corporation; all of which shall be the case unless there is another explicit instruction in this Deed and/or one that is implied and/or unless the context of the words or content do not demand otherwise.

1.4	In this Deed of Trust and in the (Series B) Debentures, the following phrases shall mean as is written alongside, unless another intention may be deduced from the content or context:

"This Deed" or "the Deed of Trust"	This Deed of Trust including the appendices attached thereto which constitute an inseparable part thereof

"The Prospectus"	The Company's prospectus that shall be published in respect of, inter alia, registering the (Series B) Debentures for trading

"The Debentures" or "(Series B) Debentures"	The Company's registered (Series B) Debentures, whose terms are detailed in this deed, which shall be issued from time to time at the Company's sole discretion

"The Trustee"	Clal Financial Trusts 2007 Ltd and/or anyone who may serve from time to time as trustee for the holders of the (Series B) Debentures according to this Deed

"Ledger"	The ledger of holders of the (Series B) Debentures as stated in clause 7 of the terms overleaf

"The holders of the (Series B) Debentures" and/or "Owners of the (Series B) Debentures"	Those persons whose names are listed at any given time in the ledger of (Series B) Debentures holders, and in the event of several holders in partnership, the joint holder listed first in the ledger

"Debenture certificate (Series B)"	A (Series B) Debenture certificate whose wording appears as the First Addendum to this deed

"The Law" or "The Securities Law"	The Securities Law 5728-1968 and the Regulations in accordance therewith as there may be from time to time

"Principal"	The par value of the (Series B) Debentures in circulation

"Business day"	A day upon which most of the banks in Israel are open for the conducting of business

"The Stock Exchange"	The Tel Aviv Stock Exchange Ltd

"Trading day"	A day upon which transactions are conducted on the Stock Exchange

"The base index"	The Consumer Price Index in respect of the month of March, 2008 which will be published on April 15, 2008

"The known index"	The last known index

"The payment index"	The index known at the time of making any payment of principal

"The known rate"	The last known rate

"Nominee company"	The United Mizrahi Bank Nominee Company Ltd

2.	Terms of issue of the (Series B) Debentures, and the applicability of the Deed of Trust

2.1	Up to NIS 320,000,000 nominal value of (Series B) registered debentures, bearing fixed interest at the rate that shall be set in a tender, not exceeding 6%, linked (principal and interest) to the Consumer Price Index that will be published for the month of March 2008. The principal of the (Series B) Debentures shall be repaid in five equal annual installments on January 31 of each one of the years 2012 until 2016 (inclusive). The interest in respect of the (Series B) Debentures shall be paid in six-monthly installments, on January 31 and on July 31 of each one of the years 2008 until 2016 (inclusive). The (Series B) Debentures are being offered at a purchase price equivalent to 100% of their par value (“the (Series B) Debentures”).

2.2	The (Series B) Debentures shall have the same security rating, pari passu, among themselves, in connection with the Company’s undertakings according to the Debentures, and without any right of preference of one against any others.

The provisions of this Deed of Trust shall be applicable to the (Series B) Debentures that may be issued as stated according to this deed and that shall be held from time to time.

3.	Terms of issue: purchase of Debentures by the Company and/or a subsidiary and/or the Company’s controlling owners

3.1	The Company shall issue the (Series B) Debentures on those terms stipulated in this Deed and in the (Series B) Debentures and shall secure them as stipulated in this Deed.

3.2	The Company reserves its right to purchase debentures from this issue at any time, either on the Stock Exchange or outside thereof, at any price it deems fit to so do, without harming the obligation to repay the (Series B) Debentures that shall be held by others, apart from the Company as stipulated above. In the event of such an acquisition by the Company, the Company shall give notice about this to the Stock Exchange in an Immediate Report, and shall also send notification about this to the Trustee. Debentures acquired by the Company shall be canceled and expunged from trading on the Stock Exchange and the Company shall not be permitted to re-issue them.

3.3	A subsidiary of the Company and/or the controlling owners of the Company and/or a company in control of the Company’s controlling owners and/or the Company’s officers and/or a company under the control of a Company officer and/or anyone on their behalf (“an associated corporation”) is permitted to acquire and/or to sell (Series B) Debentures on the Stock Exchange or outside thereof from time to time, inasmuch as these may be registered for trading, at a price that it deems fit to so do, including by way of an issue by the Company. In the event of acquisition and/or sale as aforesaid, the Company shall give notice of this by way of an Immediate Report.

The debentures which shall be held, as aforesaid, by an associated corporation, shall be considered as an asset of that associated corporation, and if these are registered for trading, they shall not be expunged from trading on the Stock Exchange, and they may also be transferred as any other (Series B) Debentures.

Debentures that may be acquired by an associated corporation, while still being held by that associated corporation, shall not confer upon that associated corporation a right to vote at a ballot in a general meeting of the (Series B) Debenture holders and also shall not be counted for purposes of determining a legal quorum.

3.4	At the time of holding a meeting of the (Series B) Debentures holders, the Trustee shall ascertain, subject to his having been provided with all the relevant information in connection therewith, the existence of conflicting interests among the holders of the (Series B) Debentures, according to the circumstances of the matter. The Company and the Trustee shall act to convene class meetings for the holders of (Series B) Debentures according to the provisions of any law, as the Trustee shall direct. It is presumed that the associated corporation has conflicting interests. Under those circumstances in which any of the associated corporations shall hold (Series B) Debentures, a class meeting shall be held for the debentures holders, in such a way that one of the classes of holders shall be a group which does not include the associated corporations. In the event of arranging a class meeting, the making of a decision requires the approval of each one of the class meetings that may be convened and at the meeting of all the debenture holders, and all shall be with the majority required according to the provisions of the Deed of Trust and its appendices. The Trustee is permitted, at his sole discretion, to rule that the decision as aforesaid does not require a meeting of associated corporations or that such a meeting shall not be convened. In any event, the meeting of associated corporations shall not have any power that prevents the making of a decision that was brought for approval before class meetings.

4.	The allocation of additional debentures and the issue of additional securities

4.1	The Company is permitted issue additional debentures, at any time and from time to time, without requiring the consent of the debenture holders or the Trustee, including from a subsidiary, according to the provisions of any law, at any price and in any manner that the Company deems fit to so do, including at various discount rates or premiums compared with other issues made in that series. Subject to this, the Deed of Trust of the debentures shall also apply to any additional debentures as aforesaid from the same series that may be issued by the Company, and the situation in respect thereto shall be, as from the date of their issue, the same as for those debentures from the same series that were first registered for trading. Said additional debentures shall not be entitled to interest in respect of interest periods that have passed prior to the issue. An increase in the (Series B) Debentures does not obligate an increase in the deposit as defined in clause 6.1 below.

4.2	In the event of an issue of (Series B) Debentures at various discount rates (or where some of the debentures were issued without a discount, as the case may be) tax at source shall be deducted, as required by law, in respect of the (Series B) Debentures series. Prior to increasing a (Series B) Debentures series, the Company shall apply to the taxation authorities for purposes of obtaining their approval that as regards the matter of deducting tax at source from the interest in respect of the debentures, a unified discount rate may be set for the debentures from that series according to a formula that weights the various discount rates (including the absence of a discount, inasmuch as this may be relevant) of the debentures in circulation. Should the Company not receive the approval of the taxation authorities as aforesaid, then tax at source shall be deducted according to the discount rate that is the highest among all of the debentures in circulation.

For details regarding the tax consequences in the event of this additional issue of (Series B) Debentures, as aforesaid, see clause 2.3 of the Prospectus.

4.3	Notwithstanding the aforesaid, any increase in the series beyond a total sum of NIS 628 million shall obligate the approval of the Stock Exchange and the approval of Midroog Ltd. to at least maintain the original rating, and the Company shall submit said certifications to the Trustee. In the event of an increase in the (Series B) Debentures series, the Trustee shall be entitled to increase his fees proportionally to the rate of increase in the (Series B) Debentures series.

4.4	The Company shall be permitted to issue at any time, and without requiring the consent of the Trustee and/or the consent of the (Series B) Debenture holders, debentures of a different type or from various series or other securities, with or without ancillary rights for the acquisition of the Company’s shares, on terms of redemption, interest, linkage, rating of repayment in the event of liquidation and other terms, as the Company deems fit to so do, whether they are preferential over the terms of the (Series B) Debentures, equal thereto or inferior thereto, without requiring receipt of approval from the holders of the (Series B) Debentures and/or from the Trustee.

4.5	Nothing in this right of the Company exempts the Trustee from examining the aforesaid issue, inasmuch as this obligation is placed upon the Trustee according to any law, and does not derogate from any of the Trustee’s rights or of the meeting of debenture holders under this Deed, including their right for the immediate repayment of the (Series B) Debentures as stated in clause 8 below.

4.6	The Company shall give notice to the Trustee and to the holders of (Series B) Debentures in respect of an issue of an additional series of debentures and/or regarding an expansion of the (Series B) Debentures series as aforesaid within seven (7) working days.

5.	The Company’s undertakings

5.1	Without derogating from the contents of clauses 14 and 15 of this Deed of Trust, the Company hereby undertakes to pay all sums of the principal and interest which shall be paid according to the terms of the (Series B) Debentures and to comply with all of the other terms and undertakings that are placed upon it by the conditions of the (Series B) Debentures and by this Deed.

6.	Securing the (Series B) Debentures

6.1	Immediately after signing this Deed of Trust, prior to issuing (Series B) Debentures, and prior to registering (Series B) Debentures for trading on the Stock Exchange, the Trustee shall open a deposit account in his name in trust for the benefit of the holders of (Series B) Debentures and for purposes of safeguarding the Company’s undertakings for the payment of the interest during the first four years of the life of said series, for the (Series B) Debenture holders only. Said account shall be opened at a bank whose rating is no less than an AA rating (or equivalent rating), or with Clal Finance Betucha Ltd., provided that it is rated at a rating of no less than an AA rating (or equivalent rating), all of which is in accordance with the Company’s decision, and wherein the conditions for opening the account were set in this respect, that the Trustee shall have sole signatory rights over the deposit; the Company shall deposit into said account a sum equal to four years of interest, whose rate shall be set through a tender of interest rates (the “Deposit”).

The Trustee shall refund to the Company, upon receiving the Company’s instruction in writing, and within two (2) working days from the date on which the Trustee was given authorization concerning the full payment of interest up to that date, as follows:

In respect of making the first interest payment, the Company shall be refunded 1/8 of the sum that there shall be in the deposit at that time, including all of the accumulated yield in respect of the deposit starting from the date of its deposit;

In respect of making the second interest payment – 1/7 of the sum that there shall be in the deposit at that time, including all of the accumulated yield in respect of the deposit starting from the date of its deposit;

In respect of making the third interest payment – 1/6 of the sum that there shall be in the deposit at that time, including all of the accumulated yield in respect of the deposit starting from the date of its deposit;

In respect of making the fourth interest payment – 1/5 of the sum that there shall be in the deposit at that time, including all of the accumulated yield in respect of the deposit starting from the date of its deposit;

In respect of making the fifth interest payment – 1/4 of the sum that there shall be in the deposit at that time, including all of the accumulated yield in respect of the deposit starting from the date of its deposit;

In respect of making the sixth interest payment – 1/3 of the sum that there shall be in the deposit at that time, including all of the accumulated yield in respect of the deposit starting from the date of its deposit;

In respect of making the seventh interest payment – 1/2 of the sum that there shall be in the deposit at that time, including all of the accumulated yield in respect of the deposit starting from the date of its deposit;

In respect of making the eighth interest payment – the entire sum that shall remain in the deposit, including the yield that has accumulated in respect of the deposit less the bank charges in respect of managing said deposit and said account.

The Trustee shall invest the deposit funds in bank deposits and in State of Israel Bonds.

Should the (Series B) Debentures be submitted for repayment not on the repayment date, for any reason whatsoever, the deposit funds shall serve for completing the payments to the (Series B) Debenture holders, insofar as such a completion may be required. The balance of the funds in the deposit shall be returned to the Company.

Should, on one or more of the dates stipulated for making of interest payments as aforesaid, the Company shall not comply with the payment thereof, the Trustee shall release from deposit such sums as are sufficient for the payment of that relevant interest to (Series B) Debentures holders and shall transfer them to the nominee company, for purposes of executing the said payment. Nothing in the making of said payments by the Trustee derogates from the rights of the Trustee and/or the (Series B) Debenture holders from taking any of the steps required for purposes of the immediate repayment of the (Series B) Debentures series according to the provisions of clause 8 below.

It is hereby clarified that said deposit is for the benefit of safeguarding the undertakings of the (Series B) Debenture holders only. The Company shall not take any action that may prejudice the right of the (Series B) Debenture holders to realize the deposit in the event of a breach of the Company’s undertakings under the (Series B) Debenture terms and the Deed of Trust.

It is hereby clarified that the Company shall be permitted to attach its assets, in whole or in part, apart from the deposit, at any rate and in any way without requiring any consent from the Trustee and/or from the (Series B) Debenture holders.

The (Series B) Debentures shall have the same security rating, pari passu, among themselves, in connection with the Company’s undertakings according to the (Series B) Debentures, and without any right of preference of one against any others.

To remove any doubt it is clarified that the Trustee shall have no obligation to examine, and in practice the Trustee has not examined, the economic value of the securities which have been provided and/or shall be provided (if at all) to safeguard the payments to the (Series B) Debenture holders. By his engagement through this Deed of Trust, and with the consent of the Trustee to serve as trustee for the (Series B) Debenture holders, the Trustee is not providing his opinion, either explicitly or by inference, as to the economic value of the securities which have been placed and/or which shall be provided (if at all) by the Company. Furthermore, the Trustee is not providing his opinion concerning the ability of the Company to comply with its liabilities towards the (Series B) Debenture holders. There is nothing in the above that derogates from the obligations of the Trustee according to any law and/or the Deed of Trust including that nothing contained therein derogates from the obligation of the Trustee (inasmuch as such an obligation applies to the Trustee according to any law) to examine the effect of changes in the Company from the date of the issue onwards inasmuch as these may have a detrimental effect on the ability of the Company to comply with its obligations to the (Series B) Debenture holders.

7.	Early redemption

7.1	Early redemption by the Stock Exchange

Should it be decided by the Stock Exchange to remove the (Series B) Debentures in circulation from being traded owing to the value of the public holdings thereof having become less than the minimum value set in the Stock Exchange regulations concerning removal from trading, the Company shall act as follows:

Within forty-five (45) days from the date of the decision of the Stock Exchange concerning the removal of the (Series B) Debentures from trading, the Company shall give notice about the early repayment date upon which the (Series B) Debenture holders are permitted to redeem them.

The notification concerning the early redemption date shall be published in two (2) widely circulated Hebrew-language daily newspapers which appear in Israel, and shall be delivered in writing by registered mail to all of the registered (Series B) Debenture holders and to the Trustee. Furthermore, this shall be published in an Immediate Report in the MAGNA system and shall be delivered in writing to the Trustee.

The early redemption date shall fall no earlier than 17 (seventeen) days from the date of publication of the notice and no later than forty-five (45) days from the above date, but not during the period between the date set for the payment of interest and the date of its actual payment.

At the early redemption date, the Company shall redeem those (Series B) Debentures whose holders wished to redeem them, according to the balance of their par value, together with the index linkage differentials and interest accumulated on the principal, until the actual early redemption date, with the interest being calculated proportionally for the period commencing after the last date in respect of which interest was paid up until the aforesaid early redemption date (the calculation of interest for part of a year shall be undertaken on the basis of 365 days in the year).

Setting the early redemption date as aforesaid, shall not harm the rights of redemption as set in the (Series B) Debentures, for any of the (Series B) Debentures holders who shall not redeem them on the early redemption date as aforesaid, but the (Series B) Debentures shall be removed from trading on the Stock Exchange.

The early redemption of the (Series B) Debentures as aforesaid, shall not confer on any of the (Series B) Debenture holders who shall redeem them as aforesaid, the right to the payment of interest in respect of that period after the redemption date.

8.	Immediate repayment by the Trustee

Should one or more the following occur:

Should the Company not repay any sum that it owes in connection with the debentures within 60 days after its repayment date has passed.

If a temporary liquidator is appointed by a court or a valid decision has been made for the liquidation of the Company (apart from liquidation for purposes of a merger with another corporation and/or a change in the Company’s structure) and said appointment or decision was not canceled within 90 working days from its having been given, and only under circumstances in which said decision is final and definite.

Should a lien be placed on the Company’s essential assets, and said lien shall not be removed within 90 days.

An Execution Order action shall be performed against the Company’s essential assets, and said action shall not be canceled within 90 days.

Should a permanent receiver have been appointed for the Company and/or for its essential assets, and said appointment shall not have been canceled within 90 days and said decision shall be final and definite.

Should the Company give notice of its intention to cease its payments to the debenture holders and/or if the Trustee has a real suspicion that it will cease its payments to the debenture holders.

Should the Company cease to continue its business and/or manage its business as there shall be from time to time and/or shall give notice of its intention to cease continuing to be involved in its business as there shall be from time to time and/or the management of same.

Should another series of debentures that the Company has issued have been put up for immediate repayment, which is not at the Company’s decision.

Should the Company be expunged or deleted for any reason whatsoever, including an expunging or deletion for purposes of a merger or within the scope of a share exchange transaction, unless the Trustee is persuaded that the rights of the debenture holders in that series shall not be harmed owing to said merger or share exchange transaction. Should the Company breach or shall not fulfill any essential condition or undertaking included within the (Series B) Debenture and/or this Deed, and where this may constitute some essential danger to the rights of the (Series B) Debenture holders, and the Company has not complied with the stipulated condition or undertaking within 30 days from the date of receipt of warning from the Trustee.

Upon the occurrence of any other incident which constitutes essential harm to the rights of the debenture holders.

Under such circumstances as these, the provisions of clauses 8.2 and 8.3 of this Deed shall apply, as the case may be.

For purposes of this clause, “an essential asset” means an asset whose value in the Company’s books exceeds 50% of the Company’s equity capital according to the last consolidated financial statements (audited or reviewed) at the time of the incident.

Notwithstanding the contents of this clause of this Deed, the Trustee shall not arrange for the immediate repayment of the debentures from that series unless the Trustee has given prior notification in writing to the Company about his intention to act in this way, and the Company did not comply with the contents of the prior warning within fifteen (15) days from its receipt.

In the event of one of those incidents stipulated in clauses 8.1.1 to 8.1.10 (inclusive) above:

The Trustee shall be obligated to convene a meeting of (Series B) Debenture holders whose date of convening shall be after the elapse of 30 days from date of its invitation (or an earlier date according to the provisions of clause 8.2.4 below) and on whose agenda shall be a resolution concerning the immediate repayment of the entire unpaid balance of the (Series B) Debentures owing to the occurrence of one of those events stipulated in clauses 8.1.1 to 8.1.10 (inclusive) above.

Should, until the date of convening the meeting, any of the events stipulated in clauses 8.1.1 to 8.1.10 (inclusive) above not have been canceled or removed, and a decision at the meeting of (Series B) Debenture holders as aforesaid was taken as a special decision (as defined in the Second Addendum to this Deed), the Trustee shall be obligated, within a reasonable period of time, to submit the entire unpaid balance of the (Series B) Debentures for immediate repayment.

A copy of the notification for convening the meeting as aforesaid shall be sent by the Trustee to the Company immediately upon the publishing of the announcement which shall constitute prior warning in writing to the Company concerning his intention to act as aforesaid.

The Trustee is permitted, at his discretion, to shorten the counting of the 30 days as aforesaid (in clause 8.2.1 above) under circumstances in which, in the Trustee’s opinion, any delay in the Company repaying the debt, endangers the rights of the (Series B) Debenture holders.

In the event of one of those incidents stipulated in clause 8.1.11 above:

Each one of the (Series B) Debentures holders who holds at least ten percent (10%) of the par value of the uncleared balance of the principal of the debentures and/or the Trustee shall be permitted but not obligated to convene a meeting of (Series B) Debentures holders where the date of convening shall be upon the elapse of 30 days from date of its invitation (or a shorter date according to the provisions of clause 8.3.4 of this Deed of Trust) and where on its agenda shall be a resolution concerning the immediate repayment of the entire uncleared balance of the (Series B) Debentures owing to the occurrence of that incident.

Under circumstances where a decision was taken by the meeting of debenture holders as a special resolution (as defined in the Second Addendum to the Deed of Trust), the Trustee shall be obligated, within a reasonable period of time, to place the entire uncleared balance of the (Series B) Debenture for immediate payment.

A copy of the invitation for convening a meeting as aforesaid shall be sent to the Company and to the Trustee by the party calling the meeting immediately upon the publication of the announcement and shall constitute a prior warning in writing to the Company concerning the intention to act as aforesaid.

A debenture holder or the Trustee, as the case may be, who is calling for the convening of the meeting, shall be permitted, at his discretion, to shorten the counting of 30 days as aforesaid in clause 8.3.1 of this Deed of Trust, under circumstances in which the party calling the meeting is of the opinion that any delay in having the Company’s debt repaid endangers the rights of the (Series B) Debenture holders.

9.	Claims and proceedings by the Trustee

Without derogating from any other instruction in this Deed of Trust, the Trustee shall be permitted, at his discretion, and shall be obligated to so do by a special decision made at a meeting of (Series B) Debenture holders, and without giving additional notification to the Company, to take all of those steps, including legal proceedings as he deems fit to so do and subject to the provisions of any law, for purposes of enforcing the Company’s obligations under this Deed of Trust and for purposes of realizing the rights of the (Series B) Debenture holders under this Deed of Trust and in defense of their rights under the Deed of Trust.

The Trustee shall be permitted, subject to any special decision of (Series B) Debentures holders as stated above, to waive those terms that he deems fit to so do, concerning the fulfilling of those obligations, in whole or in part, by the Company.

The Trustee is permitted, prior to taking the aforesaid measures, to call a meeting of holders to allow the holders to decide by way of a special decision about which steps to take for realizing their rights under this Deed of Trust. And also, the Trustee is permitted to again convene a meeting of holders for purposes of receiving instructions on anything appertaining to the administration of said proceedings.

Subject to the provisions of this Deed of Trust, the Trustee is permitted, but not obligated, to call a general meeting of the (Series B) Debenture holders at any time to discuss and/or to receive their instructions on anything concerning this Deed of Trust and he is permitted to again convene it.

The Trustee is permitted, at his sole discretion, to delay executing any of his actions under this Deed of Trust for purposes of applying to a meeting of the (Series B) Debenture holders and/or the courts until he shall receive instructions from the meeting of the (Series B) Debenture holders and/or instructions from the court as to how to act, subject to the provisions of any law and provided that this does not harm the debenture holders. Notwithstanding the above, the Trustee is not permitted to delay proceedings for the arranging of immediate repayment about which the meeting of debenture holders decided under the provisions of clauses 8.2 and 8.3 of this Deed.

To remove any doubt it is hereby clarified that nothing in the provisions stipulated above harm and/or derogate from the right of the Trustee which is conferred upon him hereby to apply, at his sole discretion, to legal tribunals, even prior to the (Series B) Debentures being immediately repaid, for purposes of the giving of any Order regarding the trust affairs.

10.	Distribution of receipts

All receipts received by the Trustee as a result of steps taken against the Company, should they be taken, shall be held by him in trust and shall be used by him for the following purposes and according to this order of priorities:

First of all to settle the expenses, the payment of the levies and the obligations that were borne by the Trustee, that were placed upon him, or were caused indirectly or as a result of actions taken for the trust or in another manner or in another context with the terms of this Deed, including his fees (provided that the Trustee will not receive a double fee either from the Company of from the debenture holders); secondly, for purposes of paying to the (Series B) Debenture holders the default interest to which they are entitled according to the terms of the (Series B) Debentures pari passu and proportionally to the sum of the interest in default to which each one thereof is entitled without any right of preference of one against any others; thirdly, for purposes of paying the (Series B) Debenture holders the sums of the principal to which they are entitled according to the (Series B) Debentures being held by them pari passu which shall be irrespective as to whether the payment date of the principal sums has arrived or not, and proportionally to the sums to which they are entitled, without any preference in connection with bringing forward the time of the issue of the (Series B) Debentures by the Company or in another way, and the surplus, should there be one, the Trustee shall refund to the Company or to those in its stead.

The payment of any sums by the Trustee to the (Series B) Debenture holders is subject to the rights of the Company’s other creditors, should there be any.

1.	Authority to Delay Distribution of Funds

Despite the aforesaid in clause 10 above, in the event that the amount of money received as a result of executing said procedures, which shall be available at any time for distribution as provisioned in said clause, shall be less than ten percent (10%) of the outstanding balance of the (Series B) Debenture principal and interest, the Trustee shall not be obliged to distribute it and shall be entitled to invest said amount, either in its entirety or partially, in investments permitted in accordance with this Deed and to exchange these investments from time to time by other permitted investments, all at his own discretion.

At the end of a period of one year from the date of investing said amounts by the Trustee, or when said investments and their profits, together with additional funds that shall come into the hands of the Trustee for the purpose of their payment to (Series B) Debenture holders, should such have come into his hands, shall reach an amount sufficient to pay at least ten percent (10%) of the outstanding balance of (Series B) Debenture principal and interest, the Trustee shall pay such to the (Series B) Debenture holders, as aforesaid in clause 10.

2.	Notice of Distribution and Deposit with the Trustee

The Trustee shall inform the (Series B) Debenture holders of the date and the place where any payment of the payments mentioned in aforesaid clauses 10 and 11 shall be executed and this by advance notice of 14 days which shall be delivered in the manner determined in clause 23 below.

After the date set in the notice the (Series B) Debenture Holders shall be entitled to interest on their account pursuant to the rate set in the (Series B) Debentures, exclusively on the balance of the principal amount (should such exist) after deduction of the amount paid or issued to them as payment as aforesaid.

Any amount due to a (Series B) Debenture Holder, which has not been paid in practice for any reason that does not depend on the Company, while the Company was prepared to pay said amount, shall cease to bear interest and linkage differentials from the date set for payment thereof, while the (Series B) Debenture Holder shall be entitled only to those amounts to which he was entitled on the date set for payment of said installment on account of the principal, the interest and the linkage differentials.

The Company shall deposit in the hands of the Trustee, no later than 14 business days from the date set for said payment, the amount of the payment that remained unpaid for reasons that do not depend on the Company, and said deposit shall be deemed a settlement of said payment, and in the event of having paid all that is due on account of the (Series B) Debenture, also as redemption of the (Series B) Debenture.

The Trustee shall deposit in the bank any amount as aforesaid, to the credit of said accountholders and shall invest said amount in investments permitted to him pursuant to the Deed of Trust which are securities of the State of Israel and other securities which the laws of the State of Israel shall permit the investment therein of trust funds, and all as deemed appropriate by the Trustee and subject to the provisions of the law. Should the Trustee have done so, he shall not be in debt to the eligible parties on account of said amounts beyond the consideration that shall be received from realization of the investments, with the deduction of the expenses in connection therewith.

The Trustee shall deliver to every (Series B) Debenture Holder, on behalf of whom amounts and/or funds due to Debenture Holders (Series B) have been deposited from such funds that have been deposited as aforesaid, and this as against the presentation of such proofs as shall be required by the Trustee to his complete satisfaction.

3.	Receipt from the Debenture Holders (Series B)

A receipt from a (Series B) Debenture Holder on account of the amounts of the principal and the interest paid to him by the Trustee on account of the (Series B) Debenture shall release the Trustee by absolute release from everything related to payment of the amounts cited in the receipt.

A receipt from the Trustee regarding the deposit of the amounts of the principal and interest with him to the credit of the Debenture Holders (Series B) as aforesaid in clause 12.3 above shall be considered a receipt from the (Series B) Debenture Holder for the purpose of the provisions of clause 13.1 above.

The funds distributed as aforesaid in clause 12 above shall be considered payment on account of the settlement.

4.	Company Obligations towards the Trustee

The Company hereby undertakes towards the Trustee, for as long as the (Series B) Debentures have not been repaid, as follows:

To enable and to instruct its accountants to provide to the Trustee and/or to persons he orders, any document or information concerning the Company’s business and/or assets which shall reasonably be required, pursuant to the Trustee’s discretion, for protecting the Debenture Holders (Series B).

To conduct proper accounts pursuant to the accepted principles of accountancy. To keep the books and documents serving them as references (including deeds of pledge, mortgage, accounts and receipts), and to enable the Trustee and/or whoever the Trustee shall appoint in writing for this purpose, to review at any reasonable time, every book and/or document and/or certificate as aforesaid.

To invite the Trustee to its general meetings (whether to annual general meetings or to special general meetings of the Company’s shareholders) without granting the Trustee voting rights in these meetings.

To submit to the Trustee no later than at the end of 30 days from the date of this Deed of Trust a clearing schedule for payment of the debentures (principal and interest) in an Excel file.

To submit to the Trustee immediately upon their publication a printed copy of the Company’s and the subsidiaries’ audited and consolidated annual financial statements (including the periodical report) and the reviewed and consolidated interim financial statements.

To notify the Trustee, immediately upon being informed thereof, of each of the events cited in clauses 8.1.1-8.1.11 above, insofar as is known to the Company.

To submit to the Trustee a copy of every document sent by the company to the Debenture Holders (Series B) and details of any information the Company may convey to them otherwise, as well as any further material information, pursuant to reasonable demand by the Trustee, required for the purpose of fulfilling the Trustee’s role, for protecting the rights of the Debenture Holders (Series B).

No later than two weeks after the publication of annual financial statements, confirmation from an officer of the Company that to the best of his knowledge, no material violation of this Deed (including the terms of the debenture) exists, unless this has been noted in said confirmation and that all the limitations the Company has undertaken have been fulfilled.

Any statement that shall be submitted to the Israel Securities Authority at a time proximate to its submission to this Authority.

Any other report pursuant to the law which the Company is obliged to submit to the Trustee, as required.

The Trustee undertakes, in signing this Deed of Trust, to keep any information provided as aforesaid in confidence. It is clarified that subject to any law, the conveying of information to Debenture Holders (Series B) for the purpose of reaching a decision concerning their rights in accordance with the (Series B) Debentures or for the purpose of reporting on the situation of the Company, does not constitute a violation of his obligation to maintain confidentiality as aforesaid.

5.	Further Obligations

After the (Series B) Debentures shall stand for immediate repayment, as defined in clause 8 above, the Company shall carry out from time to time and at any occasion that the Trustee shall demand, all the reasonable actions in order to enable the activation of all the powers given to the Trustee and especially the Company shall carry out the following actions:

Declare the statements and/or sign all the documents and/or carry out and/or cause all the necessary and/or required actions to be carried out pursuant to the law in order to validate the activation of the authorities, the powers and the mandates of the Trustee and/or his representatives.

Provide all the notices, the orders and the instructions which the Trustee shall regard as beneficial and shall demand.

For the purposes of this clause – a written notice signed by the Trustee confirming that an action demanded by him in the framework of his powers, is a reasonable action, shall constitute prima facie evidence of such.

6.	Reporting by the Trustee

By the end of twelve (12) calendar months from the date of this Deed the Trustee shall make an annual statement on the affairs of the trust from the beginning of the trust (hereinafter “the Annual Statement”).

The Annual Statement shall include details of the following topics:

[a]	Current details of the course of affairs of the trust in the preceding year.

[b]	Report of irregular events related to the trust that took place in the course of the preceding year.

Debenture holders (Series B) shall be entitled to peruse the annual statement in the offices of the Trustee during the accepted working hours and shall be entitled to receive a copy of the statement upon request.

The Trustee shall provide to the Debenture Holders (Series B) notice of the date of submitting the statement, as provided in clause 23 of this Deed of Trust or in an immediate statement that shall be issued by the Company at the Company’s request.

In the event that the Trustee is informed of a material violation of the Deed of Trust on the part of the Company, he shall notify the Debenture Holders (Series B) within 14 days of the date of his having been informed, of the violation and of the steps he took to prevent such or to fulfill the Company’s obligations, as relevant, by notice that shall be delivered in the manner determined in clause 23 below.

7.	Attorneys

The Company hereby irrevocably appoints the Trustee as its proxy for carrying out and executing on behalf thereof and in the name thereof all the actions that it shall be required to carry out pursuant to the provisions contained in this Deed, and generally to operate in its name with reference to the actions that the Company is obliged to carry out pursuant to this Deed and which it has not executed or to execute part of the powers given thereto, and to appoint any other person as the Trustee shall deem appropriate for the execution of his functions in accordance with this Deed, and this subject to the Company’s not having executed the actions it is required to execute pursuant to this Deed within a reasonable period of time as determined by the Trustee from the date the Trustee has requested, provided that he has acted reasonably.

The appointment pursuant to this clause shall not be deemed to oblige the Trustee to carry out any action, and the Company hereby absolves the Trustee in advance in the event that he shall not carry out by force of the aforesaid power of attorney any action whatsoever, and/or that shall not be carried out in a timely and/or a correct manner. In addition, the Company hereby waives in advance any claim towards the Trustee and/or his representatives on account of any damage that shall be incurred or that might be incurred, either directly and/or indirectly, on account of the actions and/or the defaults of the Trustee as aforesaid in this clause, and provided that the Trustee acted reasonably.

8.	Other Agreements

Subject to the provisions of the law and the limitations imposed on the Trustee by the law, the fulfilling of the role of the Trustee pursuant to this Deed or his very status as Trustee shall not be deemed as preventing him from engaging with the Company in various agreements or from carrying out transactions with the Company in the ordinary course of his business.

9.	The Trustee’s Fee and Expenses

The Company shall pay the Trustee a fee for his services, pursuant to this Deed, as detailed below: on account of the first year of trust, within 14 days from the date of publication of the prospectus, an amount of NIS 24,000.

On account of each year of the years and beginning with the second year (in other words, as of the end of 12 months from the date of issue) in which the (Series B) Debentures that have not yet been repaid, an amount of NIS 12,000 linked to the last known index on the date of publication of the prospectus, but in any case no less than the aforesaid amount (hereinafter: “the Annual Fee”). The Annual Fee shall be paid to the Trustee at the beginning of every year of the trust. The Annual Fee shall be paid to the Trustee on account of the period until the end of the trust pursuant to the terms of this Deed, even if a receiver and/or a director-receiver has been appointed for the Company and/or if the trust pursuant to this Deed is being managed under court supervision.

In the event that the Trustee’s term of office has expired as provisioned in clause 26 below, the Trustee shall not be entitled to payment of his fee as of the date of expiry of his term of office. In the event that the Trustee’s term of office expired in the course of the year of trust, the fee paid on account of the months during which the Trustee did not serve as Trustee for the Company, shall be refunded to the Company. The provisions of sub-clause 19.3 shall not apply to the first year of the trust.

In addition, the Trustee shall be entitled to a return of reasonable expenses he shall incur in the frame of fulfilling his role and/or by force of the powers given thereto pursuant to this Deed, provided that on account of expenses for an expert statement of opinion as detailed in clause 20 below, the Trustee shall provide advance notice of his intention to obtain an expert statement of opinion.

The Trustee is entitled to further payment on account of an action stemming from a violation of this Deed of Trust by the Company, or on account of an action for submitting the (Series B) Debenture for immediate payment and on account of special actions he shall be required to execute, if he shall be so required, for the purpose of fulfilling his functions pursuant to this Deed, and all without prejudice to the generality of the provisions of this clause 19. In the event that the Trustee shall be required to take part in discussions with the Israel Securities Authority in connection with registration of the (Series B) Debentures for trade pursuant to prospectus, the Trustee shall be entitled to payment according to working hours he shall devote to this matter.

It is hereby agreed between the parties that the Trustee shall be entitled to a fee in the amount of 100 U.S. dollars for every hour of work that shall be required of him as aforesaid and pursuant to clause 19.5 above.

In addition, the Trustee shall be entitled to a further fee in the amount of NIS 500 on account of any annual shareholders meeting or Debenture Holders (Series B) meeting in which the Trustee shall participate.

Should any changes in the provisions of the law be applicable pursuant to which the Trustee shall be required to carry out operations and/or examinations and/or preparations of additional statements the Company undertakes to cover all the reasonable expenses that the Trustee shall incur as a result, including a reasonable fee on account of these operations.

Should VAT be applicable it shall be added to the payments due to the Trustee pursuant to the provisions of this clause and shall be paid by the Company.

10.	Special Powers

The Trustee shall be entitled to deposit all the Deeds and documents that testify, represent and/or determine his rights with respect to any asset that is in his possession at that time in a safety deposit box and/or any other place he may choose, with any banker and/or any Company and/or any banking company and/or with a lawyer.

The Trustee is entitled in regard to executing the affairs of the trust pursuant to this Deed, to operate in accordance with the opinion and/or advice of any lawyer, certified accountant, assessor, estimator, surveyor, arbitrator or other expert, whether such opinion and/or advice was prepared at the Trustee’s request and/or that of the Company.

Any such advice and/or opinion may be given, sent or received by letter, telegram, facsimile and/or any other electronic means for transfer of information.

The Trustee shall not be obliged to inform any party whatsoever of the signing of this Deed and is not entitled to interfere in any manner whatsoever in the management of the Company’s business or the affairs thereof, save in accordance with the powers accorded to the Trustee in this Deed.

The Trustee shall make use in the trust of the powers, the mandates and the authorizations accorded to him pursuant to this Deed, according to his absolute discretion.

11.	The Trustee’s Authority to Employ Representatives

The Trustee shall be entitled to appoint representative/s who shall act on behalf thereof, whether a lawyer or other, in order to carry out or to participate in the carrying out of special operations that must be done in connection with the trust and without derogating from the generality of the aforesaid, executing legal proceedings. The Trustee shall be further entitled to settle at the Company’s expense the reasonable fee of any such representative, and the Company shall reimburse the Trustee immediately upon his first request for any such expense, and all provided that the Trustee has given the Company advance notice of the appointment of said representatives.

12.	Compensation of the Trustee

The Trustee shall be entitled to receive compensation on account of his expenses from the Debenture Holders (Series B) or from the Company, as relevant, on account of reasonable expenses he incurred in connection with actions he carried out by force of his obligation pursuant to the terms of the Deed of Trust or pursuant to the request of the Debenture Holders (Series B), and provided that:

He shall not be entitled to demand compensation in advance for matters that are not urgent.

Expenses due to tortious liability shall be reasonable, and shall have been agreed to in advance in writing by the Company.

The Trustee acted in good faith, and this action was carried out in regard to fulfilling his role.

Without prejudice to the rights of indemnification given to the Trustee according to law and/or to the Company’s obligations pursuant to this Deed, the Trustee, his attorney, manager, agent or any other person appointed by the Trustee pursuant to this Deed, shall be entitled to receive compensation from the funds that shall be received by the Trustee from the proceedings he executed and/or otherwise pursuant to this Deed, with respect to the obligations they undertook, with respect to expenses they incurred by way of executing the trust, or in connection with these actions, which in their opinion were required for said execution and/or in connection with the use of the powers and authorities given by force hereof and in connection with all types of legal proceedings, statements of opinion of lawyers and other experts, negotiations, altercations, expenses, claims and demands with respect to any affair and/or matter that were done and/or that were not done in any manner with respect to the subject hereof, and the Trustee shall be able to retain the funds in his possession and to pay from them the amounts necessary for payment of said compensation. All said amounts shall have precedence over the Debenture Holders and subject to the provisions of any law, provided that the Trustee acted in good faith.

Despite all the aforesaid in this clause 22, every time the Trustee shall be obliged, pursuant to the provisions hereof and/or pursuant to law and/or the instruction of a competent authority and/or any rule and/or in accordance with the Company’s demand and/or that of the Debenture Holders, to carry out any action, including but not only initiating proceedings or submitting claims pursuant to demand of the Debenture Holders (Series B), as provisioned in the Deed of Trust, the Trustee shall be entitled to refrain from taking any action as aforesaid, until he receives a letter of indemnity from the Debenture Holders (Series B) or from any of them, and if the action is carried out due to the demands of the Company – from the Company, to his satisfaction on account of any liability for damage and or for expenses that are liable to be incurred to the Trustee and to the Company or to any thereof in consequence of said action. All this excluding circumstances in which an urgent action is required, concerning which refraining from taking said action prior to receiving a letter of indemnity as aforesaid shall cause damage and/or loss to the Debenture Holders (Series B).

13.	Notifications

Any notice on behalf of the Company and/or the Trustee to the Debenture Holders (Series B) shall be given as follows:

By reporting to the MAGNA* system of the Israel Securities Authority (the Trustee is entitled to instruct the Company, and the Company shall be obliged to report immediately on behalf of the Trustee by means of the MAGNA system concerning any report as formulated and submitted in writing by the Trustee to the Company); as well as by

Announcement that shall be published in two (2) widely circulated daily newspapers published in Israel in Hebrew;

Or

By sending a notice by registered mail to all registered Debenture Holders (Series B), according to their last registered addresses in the registry of Debenture Holders (in cases of joint holders – to the joint holder whose name appears first in the registry).

Any notice or demand on the part of the Trustee to the Company can be provided by a letter to be sent by registered mail according to the address cited in the Deed of Trust, or according to any other address concerning which the Company shall notify the Trustee in writing or by means of its transmission by fax or by messenger, and any such notice or demand shall be considered to have been received by the Company: (1) if it was sent by registered mail – after three business days from the date of its submitting at the post office; (2) if it was sent by fax (in addition to confirmation by phone that it was received) – after one business day from the date it was sent; (3) and if it was delivered by a messenger – upon its delivery by the messenger to the addressee or upon having been offered to the addressee for receipt, as relevant.

* Note: MAGNA is an acronym of the Hebrew expression meaning Electronic Fair Disclosure System

Any notice or demand on the part of the Company to the Trustee can be given by letter to be sent by registered mail according to the address cited in the Deed of Trust, or according to another address concerning which the Trustee shall notify in writing, or by being sent by fax or by a messenger, and any such notice or demand shall be considered as if it was received by the Trustee: (1) if it was sent by registered mail – after three business days from the date of its submitting at the post office; (2) if it was sent by fax (in addition to confirmation by phone that it was received) – after one business day from the date it was sent; (3) and if it was delivered by a messenger – upon its delivery by the messenger to the addressee or upon having been offered to the addressee for receipt, as relevant.

Copies of notifications and invitations which shall be given by the Trustee to the Debenture Holders (Series B) shall be sent by him to the Company as well.

14.	Waiver, Compromise and/or Amendments of the Deed of Trust

Subject to the provisions of the Securities Law and the regulations enacted by force thereof, the Trustee of the (Series B) Debentures shall be entitled from time to time and at any time, or in any other case, if he is convinced that there is no prejudice to the rights of the Debenture Holders, to waive any violation or non-fulfillment of any provision of the provisions of the (Series B) Debentures or the Deed of Trust by the Company.

Subject to the provisions of the Securities Law and the regulations enacted by force thereof, and with prior confirmation which shall be approved by the general meeting of the Debenture Holders (Series B), by a majority of 75% of the participants in a vote attended by the Debenture Holders themselves, or by their proxies, at least fifty percent (50%) of the nominal value of outstanding balance of the principal of the (Series B) Debentures, or in a deferred meeting attended by the Debenture Holders themselves or by their proxies, at least ten percent (10%) of said balance, the Trustee shall be entitled, whether prior to or after the principal of the debentures shall be due for payment, to compromise with the Company with respect to any right or claim of the Debenture Holders or any of them and to agree with the Company to any settlement of their rights, including the waiver of any right or claim of his and/or of the Debenture Holders or any thereof towards the Company pursuant to this Deed.

Subject to the provisions of the Securities Law, the regulations enacted by force thereof and by force of any law, the Company and the Trustee shall be entitled, whether before or after the principal of the debentures shall be due for payment, to amend the Deed of Trust and/or the terms of the debentures if one of the following is fulfilled:

The Trustee was convinced that the change does not materially prejudice the rights of the Debenture Holders.

The proposed change was approved in a special resolution that was accepted by the general meeting of Debenture Holders attended by the Debenture Holders themselves or by their proxies of at least fifty percent (50%) of the nominal value of the outstanding balance of debenture principal, or in a postponed meeting attended by the Debenture Holders themselves or by their proxies of at least ten percent (10%) of said balance.

The Company shall submit an immediate statement concerning any change of the Deed of Trust and/or the terms of the debentures pursuant to this clause above.

In any case of the use of the Trustee’s right pursuant to this clause 24, the Trustee shall be entitled to demand that the Debenture Holders submit to him or to the Company the debenture certificates in order to register a note on them regarding any compromise, waiver, change or correction as aforesaid and in accordance with the Trustee’s demand the Company shall register a note as aforesaid.

15.	Release

When it is proved to the Trustee’s satisfaction that all the (Series B) Debentures have been paid up, redeemed or when the Company deposits in trust into the Trustee’s hands sums of money which shall be sufficient for redemption, and when it is proved to the Trustee’s satisfaction that all the obligations and expenses that were made or incurred by the Trustee in connection with this Deed and pursuant to the provisions thereof have been paid in full, then the Trustee shall be obliged upon the Company’s first demand to operate in the moneys deposited on account of the (Series B) Debentures, the redemption of which has not been demanded, in accordance with the terms set in this Deed.

16.	Appointment of a new Trustee and the expiration of his term of office as Trustee

The provisions of the Securities Law shall apply to the Trustee’s term of office and its expiration, and to the appointment of a new Trustee.

The Trustee shall be entitled to resign from his role at any time he wants, after submitting written notice to the Company of three (3) months in advance, in which the reasons for resigning shall be cited. The Trustee’s resignation shall not be valid unless it is approved by a court, and from the date set for such as approved by the Court, as aforesaid.

The Israel Securities Authority is entitled to apply to the court with a request to terminate the term of the Trustee, in accordance with clause 35N of the Securities Law.

The Company shall submit an immediate report concerning any event as aforesaid in connection with the Trustee’s term of office.

The holders of ten percent (10%) of the outstanding balance of the (Series B) Debenture principal, are entitled to convene a general meeting of the Debenture Holders (Series B), which is entitled to decide, by vote of the holders or their proxies of at least fifty percent (50%) of said balance, on the termination of the Trustee’s term of office.

Should the Trustee’s term of office have expired, the Court is entitled to appoint another Trustee for a period and under the conditions it shall deem appropriate. The Trustee whose term has expired shall continue to serve in his role until the appointment of another Trustee.

Any new Trustee shall have the same powers, authorities and other mandates as the Trustee whose term has expired, and he shall be able to act, for all intents and purposes, as if he had been appointed as Trustee to begin with.

17.	Meetings of Debenture Holders (Series B)

Meetings of Debenture Holders (Series B) shall be conducted as aforesaid in the second addendum to this Deed.

18.	Application of the Law

The (Series B) Debentures are subject to the provisions of Israeli law. With respect to any matter that is not mentioned in this Deed and in any case of a contradiction between the prescriptions of the law and this Deed, the parties shall act in compliance with the prescriptions of the law. In any case of a contradiction between the prescriptions described in the prospectus with respect to this Deed and/or the (Series B) Debentures the prescriptions of this Deed shall prevail.

19.	Exclusive Jurisdiction

The applicable law concerning this Deed of Trust, including the appendices thereof, is the Law of Israel. The Courts of the city of Tel Aviv-Jaffa shall be the exclusive and unique jurisdiction in any conflict concerning this Deed of Trust.

20.	Addresses

The addresses of the parties shall be as they appear in the preamble to this Deed or any other address for which an appropriate notice shall be given to the other party in writing.

21.	Authorization for MAGNA

In accordance with the prescriptions of the Securities (Electronic Signature and Reporting) Regulations 5763-2003, the Trustee hereby authorizes the competent party on behalf of the Company to report electronically to the Israel Securities Authority with respect to this Deed of Trust.

In Witness Whereof the Parties have subscribed their Hands

—————————————————— Ampal-American Israel Corporation	—————————————————— Clal Financial Trusts 2007 Ltd

I, the undersigned, Adv. Ina Eltzin, confirm that this Deed of Trust was signed by Ampal-American Israel Corporation represented by Mr. Yoram Firon and Ms. Irit Iluz and their signature obligates Ampal-American Israel Corporation.

Inna Eltzin, Adv.

Ampal-American Israel Corporation
First Addendum
(Series B) Debentures

Registered (Series B) Debentures up to a nominal value of NIS 320,000,000, bearing permanent interest at a rate to be determined by tender and which shall not exceed 6%, linked (principal and interest) to the Consumer Price Index published for the month of March 2008. The principal of the (Series B) Debentures shall be repaid in five equal annual payments on the 31st January of each of the years 2012 until 2016 (inclusive). The interest on account of the (Series B) Debentures shall be paid off in semiannual payments on the 31st January and the 31st July of each of the years 2008 until 2016 (inclusive). The (Series B) Debentures are offered at a purchase price equal to 100% of their nominal value (“(Series B) Debentures”).

(Series B) Debentures registered in the name of the Nominee Company of United Mizrahi Bank Ltd.

Number – _______ – _________________

Nominal value – NIS _________________

Fixed annual interest at a rate to be set by tender and which shall not exceed 6%, which shall be paid in semiannual payments on the 31st January and the 31st July of each of the years from 2008 until 2016 (inclusive). The (Series B) Debentures are linked (principal and interest) to the Consumer Price Index.

1.	This certificate testifies that Ampal-American Israel Corporation (hereinafter: “the Company”) shall pay to the Nominee Company of United Mizrahi Bank Ltd. or to whoever shall be the registered owner of this debenture (hereinafter: “the (Series B) Debenture Holder”) the principal of the nominal value of the (Series B) Debenture which shall be in circulation and the interest that the (Series B) Debenture shall bear, all subject to the terms specified in the conditions on the back of the page.

2.	Payments on account of the principal and/or the interest of the (Series B) Debentures shall be paid to the holders of the (Series B) Debentures, whose names shall be registered in the Company’s registry of (Series B) Debenture holders as holders at the end of the business day of 19th January or 19th July, as relevant, of each year prior to the due date of said payment on account of the (Series B) Debentures (“the determining date”).

3.	Notwithstanding the aforesaid, the last payment of the principal and interest shall be made in return for the delivery of the (Series B) Debenture Certificates to the Company, at its registered office or at any other location concerning which the Company shall give notice, and this no later than five (5) business days prior to the determining date for payment of the last payment.

4.	The (Series B) Debentures are issued in accordance with a Deed of Trust (hereinafter: “Deed of Trust”) dated 6 April 2008, which was signed between the Company and Clal Financial Trusts 2007 Ltd. (hereinafter: “the Trustee”).

5.	All the (Series B) Debentures shall be of equal standing between them (pari passu) with respect to the Company’s obligations pursuant to the (Series B) Debentures and with no priority or preference of any one compared to any other.

6.	This (Series B) Debenture is issued subject to the terms specified overleaf and the terms specified in the Deed of Trust.

7.	The right to receive payments from the Company in accordance with a (Series B) Debenture is for persons registered in the registry or for persons in whose name the (Series B) Debenture is registered at the Tel Aviv Stock Exchange Ltd. Clearing House

Stamped with the Company’s Seal on 6 April 2008

AMPAL – AMERICAN ISRAL CORPORATION

The Terms Listed Overleaf

1.	General

In this (Series B) Debenture the following expressions will have the following meanings, unless another meaning is intended from the connection of the matters, which is to say:

"The Company" and/or "the Issuer"	-	Ampal-American Israel Corporation

"The Deed of Trust"	-	The Deed of Trust that was signed between the Company and the Trustee on April 6, 2008, including the appendices that are attached thereto and which constitute an integral part thereof

"The Prospectus"	-	The Company's Prospectus, which was published, inter alia, in respect of the registration of the (Series B) Debentures for trade

"The Debentures" or "the (Series B) Debentures"	-	The registered (Series B) Debentures of the Company, whose terms are detailed in this Deed and which will be issued from time to time according to the Company's sole judgment

"The Trustee"	-	Clal Financial Trusts 2007 Ltd. and/or anyone who may hold office from time to time as Trustee for the holders of the (Series B) Debentures in accordance with the Deed of Trust

"Ledger"	-	The ledger of the (Series B) Debenture holders as stated in clause 7 of the terms overleaf

"Debenture holders" and/or "(Series B) Debenture holders"	-	The persons whose names are registered at a given time in the ledger of the owners of the (Series B) Debentures, and in the event of a number of joint holders, the joint holder whose name is recorded first in the ledger

"(Series B) Debenture Certificate	-	A (Series B) Debenture Certificate, whose wording appears in the First Addendum to this Deed

"The Law" or "The Securities Law"	-	The Securities Law, 5728 - 1968 and the regulations promulgated thereunder, as they may be from time to time

"Principal"	-	The par value of the (Series B) Debentures, which are in circulation

"Business day"	-	A day on which most of the banks in Israel are open for the execution of transactions

"The Stock Exchange"	-	The Tel Aviv Stock Exchange Ltd.

"Trading day"	-	A day on which transactions are executed on the Stock Exchange

"The base index"	-	The Consumer Price Index in respect of the month of March 2008, which was published on April 15, 2008

"The known index"	-	The last known index

"The payment index"	-	The known index at the time that a payment of principal is made

"The known rate"	-	The last known rate

"Nominee company"	-	The United Mizrahi Bank Nominee Company Ltd.

This Debenture is one of a series of (Series B) Debentures, which are registered nominally in an overall par value of up to NIS 320,000 thousand. The Debentures from this series will stand at a level of collateral that is equivalent, pari-passu, between each other, in connection with the Company’s commitments in accordance with the (Series B) Debentures and without a preferential right or a preference of one over another.

2.	The timing of the repayment of the (Series B) Debentures

Subject to the other terms of the (Series B) Debentures, the principal of the (Series B) Debentures will be repaid in five (5) equal payments on January 31 in each of the years 2012 to 2016. The principal of the (Series B) Debentures is linked to the Consumer Price Index, as detailed in clause 4 below.

3.	The interest

The outstanding balance of the principal of the (Series B) Debentures will bear interest at the uniform interest rate or at the new uniform interest rate. The interest in respect of the (Series B) Debentures is linked to the Consumer Price Index, as detailed in clause 4 below.

The interest in respect of the (Series B) Debentures will be paid in semi-annual payments on January 31 and on July 31 in each of the years 2008 to 2016 (inclusive), in respect of the period of six (6) months that ended on the day that preceded the said date (“The interest period”).

The first payment of interest on the (Series B) Debentures will be paid on July 31, 2008 for the period that begins on the clearing day and which ends on July 30, 2008, calculated in accordance with 365 days in a year. The company will make an announcement in an immediate report in respect of the first rate of interest. The last payment of the interest in respect of the (Series B) Debentures will be made on January 31, 2016 together with the payment of the principal of the (Series B) Debentures (“The final redemption date”).

The payment of income will be deducted from each payment of interest in accordance with legal requirements.

4.	The terms for the linkage of the principal and the interest

The principal of the Debentures and the interest on the principal will be linked to the Consumer Price Index on the basis of the base index, as follows:

If it becomes apparent, at the time of the payment of any payment whatsoever on account of principal and/or interest, that the payment index for that date was higher by comparison with the base index, the Company will pay that same payment of principal and/or interest, as increased relatively to the rate of the change in the payment index by comparison with the base index; however, if it becomes apparent that the payment index is identical to the base index or lower than it, then the payment index will be the base index.

5.	The payments of the principal and the interest on the Debentures

The payments on account of the principal and/or the interest in respect of the (Series B) Debentures will be paid to the holders of the (Series B) Debentures, whose names will be recorded in the ledger of the holders of the (Series B) Debentures of the company, as holders at the end of the business day of the 19th of January and the 19th of July, as the case may be, of each year prior to the time of the payment of that same payment in respect of the (Series B) Debentures (“The determining day”). Despite the aforesaid, the last payment of the principal and the interest will be made against the presentation of the (Series B) Debenture Certificates to the Company, at its registered office or at any other place that the Company gives notice of, and this no later than five (5) business days before the time that has been set for the last payment.

If the time that has been set for the payment of any payment whatsoever of principal or interest falls on a day that is not a business day, the time will be deferred to the next business say immediately afterwards, without the addition of interest whatsoever.

The payment of the principal and the interest will be made subject to the linkage terms as stated in clause 4 above.

The payment in accordance with the Debentures to a person who is entitled will be done by means of a bank transfer to the credit of their bank account, which is to be noted in the details that are to be presented to the Company in writing in due time as the account to the credit of which the payments in accordance with the Debentures are to be made, as stated below.

A holder of Debentures who is interested in informing the company of the details of the bank account to be credited with the payments in accordance with the Debentures, as aforesaid, or to change the details of the said account or their address, as the case may be, can do so in a notification that is to be sent to the Company by registered post. However, the Company is to operate in accordance with their notification, only in respect of payments whose set payment time falls after the end of a period of ten (10) days from the day on which their notification reached the registered office. In the event that the notification is received by the Company at a later time, the Company will act in respect of it only in relation to payments whose set payment time falls after the payment date that is closest to the date of the receipt of the notification.

If the person who is entitled has not provided the Company with details in writing in respect of their bank account, to the credit of which the payments in respect of the Debentures are to be made, in due time, every such payment will be made by means of a check, which will be sent by registered post to the last address that is recorded in the ledger of the Debenture holders. The sending of a check to the person who is entitled by registered post, as aforesaid, will be considered, for all intents and purposes, to be a payment of the amount denoted in it on the date that it was sent by post as aforesaid, and solely that it was settled when it was legally presented for collection.

Every payment on account of principal and/or interest, which is paid in arrears, which exceed three (3) business days from the time that was set for its payment in accordance with the (Series B) Debenture Certificate as aforesaid, and this from reasons that are dependent on the Company, will bear arrears interest as defined below, as from the time that was set for its payment and until the time of the actual payment. For this matter, arrears interest will be the interest rate on the Debentures as stated in clause 3 above with the addition of 2%, and all on an annual basis. The company will give notification in an announcement to the Stock Exchange, of the time of payment and of the exact arrears interest rate, and this until the end of two business days after the payment.

6.	Avoidance of payment for a reason that is not dependent on the company

Any amount whatsoever, which is due to a holder of the (Series B) Debenture, which has not been actually paid, at the time that is set, for a reason that is not dependent on the Company, where the Company was prepared to pay it, will cease to bear interest and linkage differences as from the time that was set, and whereas the holder of the (Series B) Debenture will be entitled solely to those same amounts that they were entitled to at the time that was set for the settlement of that same payment on account of the principal, the interest and the linkage differences.

The company will deposit with the Trustee, within fifteen (15) days from the time that was set for the payment, the amount of the payment that was not paid for a reason that is not dependent on the Company, and a deposit as aforesaid will be considered to be the full clearance of that same payment, and in the event of the clearance of all that is due in respect of the (Series B) Debenture, also as the redemption of the (Series B) Debenture.

The Trustee is to invest the entire amount as aforesaid within the framework of the trust accounts in his name and to deposit it to the credit of those same (Series B) Debenture holders, in investments that he is permitted to hold under the laws of the State of Israel and the provisions of the Deed of Trust, and all as the Trustee sees appropriate and subject to any legal provisions. If the Trustee has done so, he will not owe anything to the persons who are entitled in respect of those amounts, but rather the consideration that will be received from the disposal of the investments less the expenses that are connected thereto. The Trustee will hold the said amounts and will invest them in the manner that is stated above until the end of one year from the time of the final redemption of the Debentures. After that time, the Trustee will return the amounts that remain in his hands, including the profits that have derived from their investment, to the Company, which will hold these amounts in trust for the holders of the Debentures for an additional period of six (6) years, and in everything that pertains to the amounts that will be transferred to the company by the Trustee as aforesaid, what is stated above in this sub-clause 6.3 will apply to it, with the necessary changes. Monies, as aforesaid, which have not been claimed from the Company by the holder of the Debentures up to the end of seven (7) years from the time that was set for payment, will be transferred into the hands of the Company, and it will be entitled to use the monies that remain for any purpose whatsoever. The Company is to give written confirmation to the Trustee of the return of the said amounts and of their receipt in trust on behalf of the holders of the Debentures, as aforesaid.

7.	Ledger of Debenture holders

The Company will maintain and manage a ledger of the holders of the (Series B) Debentures at its registered office, in which the names of the holders of the (Series B) Debentures, their addresses, their numbers and the par value of the (Series B) Debentures that are registered in their name are to be recorded. In addition, every transfer of ownership of the (Series B) Debentures is to be recorded, in accordance with the provisions of the Deed of Trust. The Trustee and any (Series B) Debenture holder will be entitled, at any reasonable time, to review the said register. The company is entitled to close the ledger from time to time for a period or for periods, which will not together exceed thirty (30) days in a year.

The company will not be required to record in the ledger of (Series B) Debenture holders any explicit notification in respect of a trust, whether implied or presumed, or charge or lien of any sort whatsoever or any just right, claim or set-off or other right whatsoever, in connection with the (Series B) Debentures. The Company is to recognize only the ownership of the person in whose name the (Series B) Debentures are registered and solely that that person’s legal heirs, the managers of the estate or the executors of the will of the registered owners and any person who will be entitled to the (Series B) Debentures as the result of the bankruptcy of any of the registered owners (and if it is an entity – as a result of its dissolution) will be entitled to be recorded as their owners, after the provision of proof, which in the Company’s opinion is sufficient to prove their right to be recorded as the owners of those Debentures.

8.	The splitting of Debenture Certificates (Series B) and the transfer thereof

(A)	In respect of the Debentures that are registered in the name of one holder, they will be issued with one certificate, or at their request, they will be issued with a number of certificates (the certificates that are mentioned in this clause will be called hereinafter “The Certificates”).

(B)	Every Debenture Certificate can be split into a number of (Series B) Debenture Certificates, where the total of the amounts of the principal that are denoted in them is equal to the amount of the principal of the (Series B) Debentures that is denoted in the certificate that is to be split. The splitting of the certificate, as aforesaid will be done against an application to split that is signed by the registered owners of those same (Series B) Debentures whose split is being requested, which is to be presented to the Company at its registered office, with the attachment of the Debenture Certificate (Series B) whose split is being requested. The split will be made within seven (7) days from the end of the month in which the certificate was presented together with the application for the split to the Company’s registered office. The new (Series B) Debenture Certificates, which will be issued as a result of the split, will each be in amounts denoted in whole New Israeli Shekels. All of the expenses and the fees that are involved in the split, including any levies that are imposed, if any, will fall solely on the person who is requesting to make the split.

(C)	The Debentures can be transferred in respect any amount of par value, and solely that the transfer is to be in complete New Israeli Shekels. Any transfer of Debentures, which is not carried out by means of trade on the stock exchange is to be done by means of a transfer document, which is prepared in accordance with a formulation that is generally acceptable for the transfer of shares, which has been signed by their registered holders or by their legal representatives, as well as by the recipient of the transfer, or their legal representative, which is to be presented to the Company at its registered office or at any other address, which the Company gives notice of, with the attachment of the Debenture Certificates that are to be transferred in accordance with it, and any other proof that may be required by the Company as proof of the right of the transferor to transfer them. If any compulsory payment applies to the transfer document for the (Series B) Debentures, then proof of the payment by the person requesting the transfer is to be presented to the company together with the transfer document, and this is to be to the Company’s satisfaction.

(D)	In the event of the transfer of only a part of the amount of the principal that is denoted in this Certificate, the Certificate will be split, first of all, as detailed in clauses 8 (A) and 8 (B) of this Deed, into a number of Debenture Certificates, as required thereunder, such that the total amount of the amounts of the principal that are denoted in them will be equal to the amount of the principal that is denoted in the said Debenture Certificate.

(E)	All of the expenses and the fees that are involved in the transfer of the Debenture, including any levies that may be imposed, will fall solely on the person who is requesting to make the transfer.

(F)	After the compliance with all of these terms, the transfer will be recorded in the ledger of the holders of the (Series B) Debentures.

9.	Early repayment

For details in respect of early repayment at the initiative of the Stock Exchange, see clause 7.1 of the Deed of Trust.

10.	Waiver, compromise and changes in the terms of the (Series B) Debentures

See clause 24 of the Deed.

11.	General meetings of the holders of the (Series B) Debentures

The general meetings of the holders of the (Series B) Debentures will be convened and will be conducted in accordance with what the foregoing in the Second Addendum to the Deed of Trust.

12.	Receipts as proof

Without detracting from any other term of the terms of the (Series B) Debentures, a receipt that has been signed by any holder whosoever of this (Series B) Debenture or by the Trustee, will be proof of the full clearance of any payment at the level of the amount that is denoted in the receipt as aforesaid, which was done by the Company in respect of this (Series B) Debenture.

13.	The replacement of (Series B) Debenture Certificates

In the event that a Debenture Certificate of any series has been damaged, lost or destroyed, the Company will be entitled to issue in its place a new Debenture Certificate, under the same terms, in relation to proof, to indemnification and to the coverage of the expenses that may be caused to the Company in order to make clarifications in respect of the right of the holders of the Debentures to which the certificate, which is being replaced as aforesaid, relates, as the Company sees fit, on condition that in the event of wear and tear, the worn Debenture Certificate is to be returned to the Company before the issuance of the new certificate. Fees and also other expenses that are involved in the issuance of the new certificate will fall upon the person who is asking for said certificate.

Ampal - American Israel Corporation
Second Addendum
Meetings of Holders of the (Series B) Debentures

1.	The Trustee for the Debentures or the Company is entitled to summon the holders of the (Series B) Debentures, which are in circulation to a meeting of the holders of the (Series B) Debentures. If the Company convenes such a meeting, it is to send written notification immediately to the Trustee in respect of the location, the date and the time at which the meeting will be held and also in respect of the matters that will be brought up for discussion at it. The Trustee or a representative acting on his behalf will be entitled to participate in the general meeting as aforesaid.

2.	The Company will be required to call a general meeting as aforesaid at the written request of the trust or of any of the holders of at least ten percent (10%) of the par value of the outstanding units of the principal of the (Series B) Debentures which are in circulation. In the event that the persons who are requesting the calling of the meetings are holders of the (Series B) Debentures, the Company and the Trustee will be entitled to demand indemnification from the holders for the reasonable expenses that are involved in this.

3.	Notice is to be given of any meeting of the holders of the Debentures to the holders of the Debentures and to the Trustee by means of advance notice of at least fourteen (14) days, in which details are to be provided of the location, the date and the time of the meetings, and in addition the matters that will be discussed at the meeting are to be set down in the notice in general terms.

4.	In the event that the purpose of the meeting is for the purpose of the passing of a special resolution, the advance notice is to be at least thirty (30) days and it is also to contain the main details of the proposed resolution.

5.	The Trustee will be entitled to shorten the time of the giving of advance notice if he sees that the deferral of the meeting constitutes an impairment of the rights of the holders of the Debentures.

6.	Every notification on the part of the Company or the Trustee to the holders of the (Series B) Debentures, can be given by means of a notice that is published in two (2) widely circulated Hebrew-language daily newspapers that are published in Israel, or by the sending of the notification to all of the holders of the (Series B) Debentures by registered post in accordance with their last recorded addresses in the ledger (in the event of joint holders – to the joint holder whose name appears first in the ledger). Every notification that is published or which is sent as aforesaid, will be considered to have been presented on the day of its publication in a newspaper or three (3) business days after the time that it was sent by post, as the case may be.

7.	In addition, in the event of a calling of a meeting by the Company or by the Trustee, the Company is to publish an immediate report as required by the law.

8.	No decision whatsoever that was legally passed at a meeting that was called as aforesaid is to be disqualified, if by mistake notice of it was not given to the holders of at least ten percent (10%) of the Debentures or if the notification as aforesaid was not received by the holders as aforesaid.

9.	The chairman of the meeting will be a person who is appointed by the Trustee. If the Trustee has not appointed a chairman as aforesaid, or of the person who has been appointed as chairman as aforesaid is absent from the meeting, the holders of the Debentures who are present will appoint a chairmen from among themselves.

10.	A meeting of holders of the Debentures will be opened after it has been proven that there is the legal quorum that is required for the commencement of the discussions.

11.	Subject to the existence of the legal quorum that is required for a meeting that has been called to pass a special resolution (as detailed in clause 16 below), and subject to the existence of the legal quorum that is required for the dismissal of a Trustee in accordance with the Securities Law, two holders who are present by themselves or by means of a proxy and who hold or who represent together at least ten percent (10%) of the par value of the outstanding balance of the Debentures at that time, will constitute a legal quorum.

12.	If within half an hour of the time that was set for the beginning of such a meeting there will not be a legal quorum, as aforesaid, the meeting will be deferred to the same day in the following week (and in the event that this is a day that is not a business day, to the next business day that follows it immediately), and at the same location and at the same time, without their being a requirement to give notice of this to the holders of the (Series B) Debentures or on another day, location or time, as the person calling the meeting chooses, and on condition that the person who calls the meeting gives notice at least seven (7) days in advance of the existence of the deferred meeting, as aforesaid, in the same manner that notice was given of the holding of the original meeting, and it is to be noted that if their will not be a legal quorum at the deferred meeting, as aforesaid, then the legal quorum ill be two (2) holders of the (Series B) Debentures who are present by themselves or by means of a proxy, without taking into account the par value of the (Series B) Debentures that they hold. All of this is on condition that the provision that sets the legal quorum as aforesaid is published within the framework of the notification of the original meeting and on condition that the notification to the holders of the (Series B) Debentures in respect of the holding of the deferred meeting is published no later than seven (7) days before the time of the deferred meeting. Notification, as aforesaid, can be published within the framework of the notification of the original meeting (the general meeting that was deferred).

13.	If no legal quorum is found for the meeting that was deferred as aforesaid, two (2) holders of the (Series B) Debentures who are present by themselves or by means of their proxies, without taking into account the par value of the Debentures that are held by them, will be a legal quorum.

14.	With the agreement of the holders of the majority of the par value of the outstanding balances of the Debentures, who are present at a meeting by themselves or by means of their proxies, at which a legal quorum is present, the chairman is entitled, and at the demand of the meeting he is required, to defer the meeting from time to time and from place to place, as the meeting decides. If the meeting is deferred for ten (10) days or more, notice of the deferred meeting is to be given in the same manner in which notice was given of the first meeting (including an immediate report).

15.	Except for the aforesaid, the holders of the Debentures will not be entitled to receive any notification of a deferred general meeting and/or of the matters that the deferred meeting will discuss. The deferred meeting will not discuss matters other than the matters that could have been discussed at the meeting at which it was decided on the deferral.

16.	In a general meeting that has been called to pass one of the resolutions that are detailed below (“a special resolution”) there will be a legal quorum if the holders of at least fifty percent (50%) of the par value pf the outstanding balance of the principal of the Debentures are present at the meeting, or, at a deferred meeting, if there are present at it the holders, by themselves or by means of their proxies, of at least ten percent (10%) of the balance as aforesaid:

a.	A change in and/or the amendment of the Deed of Trust;

b.	Any amendment, change or arrangement of the rights of the holders of the (Series B) Debentures, whether those rights derive from the (Series B) Debentures, from the Deed of Trust or otherwise, or any significant compromise or waiver in connection with those rights;

c.	The making of the (Series B) Debentures repayable immediately in accordance with the terms of the Deed of Trust.

17.	It is clarified hereby that in the legal quorum for the purpose of the holding of a general meeting to pass a special resolution and also a meeting of specific holders, and in the quorum of voters in favor of a special decision and a decision in a meeting of specific holders as aforesaid, no account will be taken of the votes of holders of the (Series B) Debentures who are a close entity, except for someone from the aforesaid who is an investor who is counted among the investors who are enumerated in the First Addendum to the Securities Law (for the matter of clause 15A (b) (1) of the Securities Law), who is not an investor on their own behalf, whose vote will be taken into account.

18.	The holders of the (Series B) Debentures are entitled to participate in and to vote at every general meeting by means of proxies.

19.	Every meeting of the holders of the (Series B) Debentures will be held in the Company’s registered office and/or at the registered office of the Trustee or at some other address of which the Company has given notice.

20.	In every vote of the holders of the (Series B) Debentures the voting will be conducted in accordance with the counting of the votes. In the voting, each voter who is present by themselves or by means of a proxy will have one vote for each NIS 1 par value of the overall principal of the Debentures, which is denoted and which has not yet been repaid, under the force of which they are entitled to vote. In the event of joint holders, the vote of the person who is asking to vote who is recorded first out of them in the ledger will be accepted, whether by themselves or by means of a proxy.

21.	The majority that is required for a regular decision of the general meeting is a regular majority of the number of votes that are represented in the voting at the meeting, and the votes for or against. The majority that is required for a special decision at such a meeting is a majority of not less than 75% of the number of the votes that are represented in the voting as aforesaid. Without detracting from the authority of the Trustee to consider the interests of the holders of the Debentures (as stated in clause 30 of the Second Addendum to this Deed) for this matter no distinction exists between someone who is an interested party in the Company and someone who is not.

22.	In the voting the holder of a (Series B) Debenture or their proxy is entitled to vote in respect of part of their votes in favor of the proposal that is under discussion, and against the proposal with some of the votes, as they see fit.

23.	The declaration of the chairman in respect of the passing of a decision or its rejection and the recording of this matter in the protocol of the meeting will serve as supportive evidence of this fact. A letter of appointment, appointing a proxy, will be in writing and will be signed by the person making the appointment or by their proxy who has the authority to do so in writing and in compliance with legal requirements. If the party making the appointment is an entity, the appointment is to be made in writing and it is to be signed in accordance with the law by the entity and verified as such by a lawyer with the attachment of the memorandum of association of the entity or the proxy for the entity who has the authority to do so. The letter of appointment and the proxy or such other certificate in accordance with which the letter of appointment was signed or a verified copy of such a proxy is to be deposited in the Company’s registered office or at such other address as the Company gives notice of no less than forty eight (48) hours before the time of the meeting in respect of which the proxy is given, unless it is determined otherwise in the notification of the calling of the meeting. Any entity which is the owner of a Debenture is entitled, by means of a written authorization which is legally signed, to give a proxy to a person who is to act as its representative at any meeting of the Debenture holders, and the person who has been authorized will be entitled to act in the name of the entity that he represents.

24.	A vote that is made in accordance with the terms that appear in the letter appointing an agent will be valid even if prior to it the person making the appointment has died or been declared as legally incompetent or if the appointment has been cancelled or the Debenture in respect of which the vote was given has been cancelled, unless there has been received at the registered office of the Company or at some other address of which the Company has given notice, prior to the time of the meeting, written notification in respect of the demise, the decision which declares legal incompetence, the cancellation or the transfer as aforesaid, as the case may be.

25.	Every proposal for a resolution that is to be put up for a vote in the meeting of the holders, will be decided by the raising of hands, unless a vote by ballot is demanded by the chairman or by at least two (2) holders of Debentures, who are present by themselves or by means of their proxies, whether before a vote has been held by a show of hands or after it, in which case the vote by ballot will be decisive. In the event of joint holders, only the vote of the senior of them who seeks to vote will be accepted, whether by themselves or by means of their proxy, and for this purpose, seniority will be decided by the order in which their names are recorded in the ledger of holders.

26.	A Trustee who participates in the meeting in accordance with the Company’s invitation will participate without the right to vote.

27.	A declaration by the chairman in respect of the passing of a resolution or its rejection and the recording of this matter in the protocol of the meeting will serve as supportive proof of this fact.

28.	The chairman of the meeting is to ensure the preparation of a protocol of all of the discussions and the decisions at every general meeting of the holders of the Debentures and for its safekeeping in the book of protocols of meetings of the holders of the Debentures. Every protocol, which is signed by the chairman of the meeting, in which a decision was passed and discussions were held, or by the chairman of the meeting that was held after it, will serve as proof of the matters that are recorded in it, and so long as it is not proved to the contrary, every decision that is passed at such a meeting will be considered to have been passed legally.

29.	A person or persons who are appointed by the Trustee, the secretary of the Company and any other person or persons who are authorized for that purpose by the Company, will be entitled to be present at the meetings of the holders of the Debentures, without having the right to vote.

30.	At the time of the holding of a meeting of the holders of the (Series B) Debentures, the Trustee is to consider the need for the calling of class meetings, in the event that there are different interests among the holders of the Debentures, in accordance with the circumstances of the matter. The Company and the Trustee are to act to call class meetings of holders of the Debentures in accordance with the provisions of any law, case law or judgment, the provisions of the Securities Law and the regulations and directives promulgated thereunder. It is assumed that a close entity, as defined in clause 3.3 of the Deed of Trust has interests that contradict the interests of the other holders of the Debentures. In a case in which the close entities hold (Series B) Debentures a class meeting of holders of the (Series B) Debentures will be required in such manner that one of the classes of holders will be a group that does not include close entities. In the event of the holding of a class meeting of holders, the approval of the resolution requires the approval of all of the meetings of classes of holders which are to be called as well as a meeting of the generality of the holders of the Debentures and all of this with the majority that is required in accordance with the provisions of this Deed with its appendices. The Trustee is entitled, at his own judgment, to determine that a resolution as aforesaid does not require a meeting of the close entities or that such a meeting will not be called. In any event, it will not be in the power of a meeting of the close entities to prevent the passing of a resolution that has been brought up for the approval of a meeting of a specific type of holders.

31.	Proof of ownership of the (Series B) Debentures

The holder of the (Series B) Debentures is to produce to the Company, at its registered office, up to 48 hours before the commencement of a meeting of the holders of the (Series B) Debentures, confirmation from a member of the Stock Exchange, by means of whom the (Series B) Debentures are held, in respect of the quantity of the (Series B) Debentures that are held by the holder as aforesaid. The holder of the (Series B) Debentures will be entitled to vote in the meeting of the holders of the (Series B) Debentures in respect of the quantity of the (Series B) Debentures that are included in the confirmation of the member of the Stock Exchange as aforesaid, so long as at the time of the vote the holder continues to hold the quantity of the (Series B) Debentures in respect of which the confirmation from the member of the Stock Exchange was provided. If the holdings of the holder of the (Series B) Debentures changes from the time of the issuance of the said confirmation and up to the time of the meeting of the holders of the (Series B) Debentures, the holder will be entitled to produce confirmation of proof of the ownership from a member of the Stock Exchange, which reflects the holder of the (Series B) Debentures holdings in the (Series B) Debentures as of the time of the meeting.

32.	Holders of the (Series B) Debentures will be entitled to vote at a general meeting of the holders of the (Series B) Debentures by means of voting slips, whose wording will be issued to them by the Trustee at the time of the convening of the meeting of the holders of the (Series B) Debentures. The voting slips are to be sent to the Company at its registered office, up to 48 hours before the commencement of the meeting of the holders of the (Series B) Debentures.

AMENDMENT TO DEED OF TRUST DATED APRIL 6, 2008

that was prepared and signed in Tel Aviv
on the 17th day of the month of April, 2008

BETWEEN:	Ampal-American Israel Corporation
of 111 Arlozorov Street, Tel Aviv
Tel.: 03-6080100
Fax: 03-6080101
(hereinafter: the "Company")

of the first part;

AND:	Clal Financial Trusts 2007 Ltd.
of 37 Menachem Begin Street, Tel Aviv
Tel.: 03-6274848
Fax: 03-6274849
(hereinafter: the "Trustee")

of the second part;

WHEREAS	A Deed of Trust was signed between the parties on April 6, 2008 in connection with the Company’s (Series B) Debentures; and

WHEREAS	The parties are interested in amending said Deed of Trust, all as stipulated in this agreement below:

Therefore, it has been agreed, declared and stipulated between the parties as follows:

1.	Preamble, interpretation and definitions

1.1	The preamble to this amendment of the Deed of Trust and the appendices appended thereto constitutes an inseparable and essential part thereof.

1.2	The division of this amendment of the Deed of Trust into clauses and also the providing of headings to clauses was undertaken for purposes of convenience and for finding one’s place only, and no use may be made thereof for purposes of interpretation.

2.	The parties hereby agree that clause 2 of the Deed of Trust shall be amended as follows:

[a]	In the first paragraph, on the first line, the number: “320,000,000” shall be deleted and in its place shall be written: “450,000,000".

[b]	In the first paragraph, delete the interest rate: “6%” and in its place write: “6.9%".

3.	The parties hereby agree that the First Addendum to the Deed of Trust shall be amended as follows:

[a]	In the first paragraph, on the first line, the number: “320,000,000” shall be deleted and in its place shall be written: “450,000,000".

[b]	In the first paragraph, the interest rate: “6%” shall be deleted and in its place shall be written: “6.9%".

[c]	In the third paragraph, on the first line, the interest rate: “6%” shall be deleted and in its place shall be written: “6.9%".

4.	The parties hereby agree that the conditions stipulated overleaf shall be amended as follows:

[a]	In clause 1.2 of the conditions recorded overleaf, the number: “320,000” shall be deleted and in its place shall be written: “450,000".

[b]	In clause 5.7 of the conditions recorded overleaf, the words: “until the end of two trading days after” shall be deleted, and in its place shall be written: “two trading days prior to execution”.

And in witness whereof the parties have come to sign:

—————————————————— Ampal-American Israel Corporation	—————————————————— Clal Financial Trusts 2007 Ltd.

ADDITIONAL AMENDMENT TO DEED OF TRUST DATED APRIL 6, 2008,
AS AMENDED ON APRIL 17, 2008

that was prepared and signed in Tel Aviv
on the 17th day of the month of April, 2008

BETWEEN:	Ampal-American Israel Corporation
of 111 Arlozorov Street, Tel Aviv
Tel.: 03-6080100
Fax: 03-6080101
(hereinafter: the "Company")

of the first part;

AND:	Clal Financial Trusts 2007 Ltd.
of 37 Menachem Begin Street, Tel Aviv
Tel.: 03-6274848
Fax: 03-6274849
(hereinafter: the "Trustee")

of the second part;

WHEREAS	A Deed of Trust was signed between the parties on April 6, 2008 in connection with the Company’s (Series B) Debentures; and

WHEREAS	The parties signed an Amendment to the Deed of Trust dated April 6, 2008 in connection with the Company’s (Series B) Debentures on April 17, 2008; and

WHEREAS	The parties are interested in amending said Deed of Trust, all as stipulated in this agreement below:

Therefore, it has been agreed, declared and stipulated between the parties as follows:

1.	Preamble, interpretation and definitions

1.1	The preamble to this amendment of the Deed of Trust and the appendices appended thereto constitute an inseparable and essential part thereof.

1.2	The division of this amendment of the Deed of Trust into clauses and also the providing of headings to clauses was undertaken for purposes of convenience and as references only, and no use may be made thereof for purposes of interpretation.

2.	The parties hereby agree that clause 2 of the Deed of Trust shall be amended as follows:

[a]	In the first paragraph, on the first line, the number: “450,000,000” shall be deleted and in its place shall be written: “577,823,000".

[b]	In the first paragraph, the interest rate: “6.9%” shall be deleted and in its place shall be written: “6.75%".

3.	The parties hereby agree that the First Addendum to the Deed of Trust shall be amended as follows:

[a]	In the first paragraph, on the first line, the number: “450,000,000” shall be deleted and in its place shall be written: “577,823,000".

[b]	In the first paragraph, the interest rate: “6.9%” shall be deleted and in its place shall be written: “6.75%".

[c]	In the third paragraph, on the first line, the interest rate: “6.9%” shall be deleted and in its place shall be written: “6.75%".

4.	The parties hereby agree that the conditions stipulated overleaf shall be amended as follows:

[a]	In clause 1.2 of the conditions recorded overleaf, the number: “450,000” shall be deleted and in its place shall be written: “577,823".

And in witness whereof the parties have come to sign:

—————————————————— Ampal-American Israel Corporation	—————————————————— Clal Financial Trusts 2007 Ltd.